Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 38,185,191.40		$ 5,273.37
	Total Transaction Valuation:	$ 38,185,191.40
	Total Fees Due for Filing:			$ 5,273.37
	Total Fees Previously Paid:			$ 5,273.37
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) The transaction value is calculated as the estimated aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of September 30, 2025, of $25.95. The fee of $5,273.37 was paid in connection with the filing of the Schedule TO-I by Bain Capital Private Credit (File No. 005-94247) on November 3, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. (2) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A